Exhibit 99.1

Lulus Reports Fourth Quarter and Fiscal Year 2024 Results

Cost Reductions Resulted in 175bp Reduction of Total Expenses as a Percent of Net Revenue in 4Q’24

Outlook for Fiscal Year 2025 Emphasizes Growth in Operating Cash Flow

CHICO, Calif., March 27, 2025 -- Lulu’s Fashion Lounge Holdings, Inc. (“Lulus” or the “Company”) (Nasdaq: LVLU) today reported financial results for the fourth quarter and fiscal year ended December 29, 2024 and issued its financial outlook for the fiscal year ending December 28, 2025.

Crystal Landsem, CEO of Lulus, said:

“In the fourth quarter, we delivered positive sales growth in our special occasion, bridesmaid, and bridal categories, reinforcing our strength in event dressing despite the seasonally slower sales period. These gains in our occasion dress categories were offset by continued softness in casual wear, which we are actively repositioning to better align with our core focus on event attire. Building on our cost reduction efforts, we successfully completed the consolidation of our West Coast distribution facilities in late February 2025.

We have also expanded our strategic wholesale partnerships to support our focus on meeting customers across diverse shopping channels, while maintaining an efficient, scalable growth model. With continued investment in our brand and diversification of our supply chain and selling channels, optimization of product margin, and a more streamlined cost structure, we believe we can drive a pronounced growth in operating cash flow in 2025.”

Fiscal Year 2024 Highlights:

●	Net revenue of $315.9 million, an 11% decrease compared to 2023, driven by a 12% decrease in Total Orders Placed and higher return rates offset by a 3% increase in Average Order Value (“AOV”) from $133 to $137, compared to 2023.
●	Active Customers of 2.6 million, a 7% decrease compared to 2.8 million in 2023.
●	Gross profit decreased 12% to $130.2 million and Gross Margin decreased 50 basis points to 41.2%, in each case compared to 2023.
●	Net loss of $55.3 million, compared to net loss of $19.3 million in 2023. Included in this net loss was a non-cash goodwill impairment charge of $28.4 million. Excluding the non-cash goodwill impairment charge, our net loss was $26.9 million.
●	Adjusted EBITDA* of ($9.7) million, compared to $3.2 million in 2023.
●	Net cash provided by operating activities of $2.6 million, compared to $15.4 million in 2023.
●	Free Cash Flow* of ($0.3) million, compared to $11.5 million in 2023.
●	Total debt and Net Debt* increased by $5.1 million and $3.1 million, respectively, during the fifty-two weeks ended December 29, 2024.

Note: “*” represents a non-GAAP financial measure. See “Use of Non-GAAP Financial Measures and Other Operating Metrics” section below for definitions of these metrics.

Tiffany Smith, CFO of Lulus, said:

“The implementation of our cost reduction plans allowed us to deliver the narrowest quarterly net loss, excluding goodwill impairment, of the past six quarters. Selling, marketing, and general and administrative expenses in Q4 were $5.5 million lower year-over-year, a 15% decline that outpaced our 12% decline in net revenue.  To further optimize costs, we consolidated our West Coast distribution facilities, a process which began in late Q4 2024 and was completed in Q1 2025. With major cost reduction initiatives in place, we remain committed to ongoing and disciplined cost management.

Looking ahead, in 2025, we remain focused on strengthening our cash position, returning to profitability, and maintaining healthy inventory turns.  Our 2025 net revenue outlook reflects our expectation of continued momentum in special occasion and event wear, tempered by the ongoing repositioning of our casual categories. With a healthy inventory position, we anticipate reduced markdowns and margin expansion. Direct-to-factory initiatives can further bolster our margins in the latter part of 2025, and more significantly in 2026, giving us confidence in our long-term sales and profitability targets.”

Fourth Quarter 2024 Highlights:

●	Net revenue of $66.1 million, a decrease of 12% compared to $75.0 million in the same period last year, driven by a 12% decrease in Total Orders Placed and a 5% decrease in AOV from $136 to $129, which was offset by improved return rates.
●	Gross profit decreased 15% to $25.1 million and Gross Margin decreased 120 basis points to 37.9%, in each case compared to the same period last year.
●	Net loss of $31.9 million, compared to net loss of $7.2 million in the same period last year. Included in this net loss was a non-cash goodwill impairment charge of $28.4 million. Excluding the non-cash goodwill impairment charge, our net loss was $3.5 million.
●	Adjusted EBITDA* of ($3.3) million, compared to ($2.0) million in the same period last year.
●	Net cash used in operating activities of $2.5 million, improved from $5.7 million in the same period last year.
●	Free Cash Flow* of ($3.0) million, improved from ($6.7) million in the same period last year.

Note: “*” represents a non-GAAP financial measure. See “Use of Non-GAAP Financial Measures and Other Operating Metrics” section below for definitions of these metrics.

Financial Outlook for Fiscal Year 2025:

●	We expect net revenue to be between $280 million and $310 million, which represents a decrease of between 11% and 2% compared to 2024.
●	We expect Adjusted EBITDA to be between $0 and $6 million, which represents an increase of between $9.7 million and $15.7 million compared to 2024.
●	We expect capital expenditures to be between $2.5 million and $3.0 million, which represents a decrease of 13% or approximately flat compared to 2024.
●	We expect our Net Debt position for the first quarter of 2025 to be between $3 million and $4 million, and we expect to be operating cash flow positive in 2025, including in the first quarter of 2025.

Forecasting future results or trends is inherently difficult for any business, and actual results or trends may differ materially from those forecasted. Lulus’ outlook is based on current indications for its business. Lulus’ outlook factors in our current best estimates for anticipated headwinds, including those related to the level of demand, spending and returns by our customers, macroeconomic uncertainties, inflation, supply chain pressures, shipping costs,  and the intended impact of cost-reduction measures. Given the volatile nature of current consumer demand and potential for further impacts to consumer behavior due to macroeconomic factors, including continued inflation, higher interest rates, student loan repayment resumption, global political changes, including as a result of the change in the U.S. presidential administration, tariffs or bans, existing and future laws, regulations, and directives (including executive orders), as well as other world events, wars, and domestic and international conflicts that affect overall consumer confidence and the predictability of consumer purchasing behavior, Lulus’ financial outlook is subject to change.

LULU’S FASHION LOUNGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except share and per share data)

	Fiscal Quarters Ended		Fiscal Years Ended
	December 29,	December 31,	December 29,	December 31,
	2024	2023	2024	2023
	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)
Net revenue	$66,147	$74,959	$315,887	$355,175
Cost of revenue	41,077	45,615	185,639	206,949
Gross profit	25,070	29,344	130,248	148,226
Selling and marketing expenses	12,696	15,328	72,927	76,312
General and administrative expenses	18,918	21,810	81,334	92,129
Goodwill impairment	28,374	—	28,374	—
Loss from operations	(34,918)	(7,794)	(52,387)	(20,215)
Interest expense	(313)	(337)	(1,271)	(1,728)
Other income, net	(74)	217	705	933
Loss before benefit (provision) for income taxes	(35,305)	(7,914)	(52,953)	(21,010)
Income tax benefit (provision)	3,430	684	(2,333)	1,676
Net loss and comprehensive loss	(31,875)	(7,230)	(55,286)	(19,334)

Basic loss per share	$(0.76)	$(0.18)	$(1.33)	$(0.48)
Diluted loss per share	$(0.76)	$(0.18)	$(1.33)	$(0.48)
Basic weighted-average shares outstanding	41,799,301	40,451,597	41,468,903	39,879,121
Diluted weighted-average shares outstanding	41,799,301	40,451,597	41,468,903	$39,879,121

LULU’S FASHION LOUNGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	December 29,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$4,460	$2,506
Accounts receivable	2,158	3,542
Inventory, net	34,036	35,472
Assets for recovery	2,383	3,111
Income tax refund receivable, net	4,177	2,510
Prepaids and other current assets	4,287	5,379
Total current assets	51,501	52,520
Property and equipment, net	3,642	4,712
Goodwill	7,056	35,430
Tradename	18,509	18,509
Intangible assets, net	2,762	3,263
Lease right-of-use assets	24,030	29,516
Other noncurrent assets	698	5,495
Total assets	$108,198	$149,445
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$10,991	$8,900
Accrued expenses and other current liabilities	15,985	18,343
Returns reserve	9,765	7,854
Stored-value card liability	17,883	13,142
Revolving line of credit	13,090	8,000
Lease liabilities, current	6,611	5,648
Total current liabilities	74,325	61,887
Lease liabilities, noncurrent	19,653	25,427
Other noncurrent liabilities	852	1,179
Total liabilities	94,830	88,493

Stockholders' equity:
Preferred stock: $0.001 par value, 10,000,000 shares authorized, and no shares issued or outstanding	—	—
Common stock: $0.001 par value, 250,000,000 shares authorized; and 42,068,124 and 40,618,206 shares issued and outstanding as of December 29, 2024 and December 31, 2023, respectively	42	41
Additional paid-in capital	262,313	254,116
Accumulated deficit	(248,491)	(193,205)
Treasury stock, at cost, 339,321 shares and zero shares as of December 29, 2024 and December 31, 2023, respectively	(496)	—
Total stockholders' equity	13,368	60,952
Total liabilities and stockholders' equity	$108,198	$149,445

LULU’S FASHION LOUNGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Fiscal Years Ended
	December 29,	December 31,
	2024	2023
	52 weeks	52 weeks
Cash Flows from Operating Activities
Net loss	$(55,286)	$(19,334)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,480	4,819
Noncash lease expense	4,069	3,663
Amortization of debt discount and debt issuance costs	159	156
Loss on disposal of property and equipment	276	19
Equity-based compensation expense	8,090	17,694
Deferred income taxes	3,802	(2,539)
Goodwill impairment	28,374	—
Changes in operating assets and liabilities:
Accounts receivable	1,384	366
Inventories	1,436	7,714
Assets for recovery	728	779
Income taxes (receivable) payable	(832)	2,752
Prepaid and other current assets	1,068	(1,803)
Accounts payable	2,141	3,580
Accrued expenses and other current liabilities	4,832	918
Operating lease liabilities	(3,488)	(3,317)
Other noncurrent liabilities	368	(46)
Net cash provided by operating activities	2,601	15,421
Cash Flows from Investing Activities
Capitalized software development costs	(1,574)	(2,055)
Purchases of property and equipment	(1,300)	(1,880)
Other	—	(68)
Net cash used in investing activities	(2,874)	(4,003)
Cash Flows from Financing Activities
Proceeds from borrowings on revolving line of credit	33,090	13,000
Repayments on revolving line of credit	(28,000)	(30,000)
Proceeds from issuance of common stock under Employee Stock Purchase Plan (ESPP)	239	487
Principal payments on finance lease obligations	(1,365)	(983)
Withholding tax payments related to vesting of RSUs and 2023 Bonus Plan	(1,241)	(1,629)
Repurchase of common stock	(496)	—
Other	—	(6)
Net cash provided by (used in) financing activities	2,227	(19,131)
Net decrease in cash and cash equivalents	1,954	(7,713)
Cash and cash equivalents at beginning of period	2,506	10,219
Cash, cash equivalents and restricted cash at end of period	$4,460	$2,506

Webcast & Conference Call Information

The Company will host a conference call and live webcast with the investment community at 5:00 p.m. Eastern Time today, Thursday, March 27, 2025, to discuss its fourth quarter and full year 2024 financial results. The live webcast will be accessible through the Investor Relations section of the Company’s website at https://investors.lulus.com/. To access the call through a conference line, dial 1-877-407-0792 (in the U.S.) or 1-201-689-8263 (international callers). A replay of the conference call will be posted shortly after the call and will be available for seven days following the call. To access the replay, dial 1-844-512-2921 (in the U.S.) or 1-412-317-6671 (international callers). The access code for the replay is 13750832.

About Lulus

Headquartered in California and serving millions of customers worldwide, Lulus is an attainable luxury fashion brand for women, offering modern, unapologetically feminine designs at accessible prices for all of life’s fashionable moments. Our aim is to make every woman feel beautiful, celebrated and as if she’s the most special version of herself for every occasion – from work desk to dream date or cozied up on the couch to the spotlight of her wedding day. Founded in 1996, Lulus delivers fresh styles to consumers daily, using direct consumer feedback and insights to refine product offerings and elevate the customer experience. Lulus’ world class personal stylists, bridal concierge, and customer care team share an unwavering commitment to elevating style and quality and bring exceptional customer service and personalized shopping to customers around the world. Follow @lulus on Instagram and @lulus on TikTok. Lulus is a registered trademark of Lulu’s Fashion Lounge, LLC. All rights reserved.

Forward-Looking Statements

This press release contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding our opportunities for growth and a return to profitability in the coming quarters, the long-term growth trajectory of our business, the intended impact of cost-reduction measures and our financial outlook for the fiscal year ending December 28, 2025. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause Lulus’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the risk factors discussed in Part I, Item 1A, “Risk Factors” in Lulus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023, Part II, Item 1A, “Risk Factors” in Lulus’ Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024, Part II, Item 1A, “Risk Factors” in Lulus’ Quarterly Report on Form 10-Q for the quarter ended September 29, 2024, and our other filings with the Securities and Exchange Commission which could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While Lulus may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, except as required by law, even if subsequent events cause its views to change.

Use of Non-GAAP Financial Measures and Other Operating Metrics

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we reference in this press release and the accompanying tables the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt and Free Cash Flow. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies. We use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our ongoing core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when analyzing historical performance and liquidity and when planning, forecasting, and analyzing future periods. For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the tables captioned “Reconciliation of Non-GAAP Financial Measures” included at the end of this release. Definitions of our non-GAAP financial measures and other operating metrics are presented below. A reconciliation of Adjusted EBITDA guidance to net (loss) income on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to equity-based compensation expense and income tax, all of which are adjustments to Adjusted EBITDA. We also use certain key operating metrics, including Gross Margin, Active Customers, Average Order Value, and Total Orders Placed.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net loss before interest expense, income taxes, depreciation and amortization, adjusted to exclude the effects of equity-based compensation and goodwill impairment.

Adjusted EBITDA is a key measure used by management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of equity-based compensation and goodwill impairment, excludes items that we do not consider to be indicative of our core operating performance.

Adjusted EBITDA Margin

Adjusted EBITDA Margin is a non-GAAP financial measure that we calculate as Adjusted EBITDA (as defined above) as a percentage of our net revenue.

Active Customers

We define Active Customers as the number of customers who have made at least one purchase across our platform in the prior 12-month period. Active Customer count is measured as of the last day of the relevant period. We consider the number of Active Customers to be a key performance metric on the basis that it is directly related to consumer awareness of our brand, our ability to attract visitors to our digital platform, and our ability to convert visitors to paying customers. Active Customer counts are based on de-duplication logic using customer account and guest checkout name, address, and email information.

Average Order Value

We define AOV as the sum of the total gross sales before returns across our platform in a given period, plus shipping revenue, less discounts and markdowns, divided by the Total Orders Placed (as defined below) in that period. AOV reflects average basket size of our customers. AOV may fluctuate as we continue investing in the development and introduction of new Lulus merchandise and as a result of our promotional discount activity.

Free Cash Flow

Free Cash Flow is a non-GAAP financial measure that we calculate as net cash provided by (used in) operating activities less cash used for capitalized software development costs and purchases of property and equipment.  We view Free Cash Flow as an important indicator of our liquidity because it measures the amount of cash we generate.

Gross Margin

We define Gross Margin as gross profit as a percentage of our net revenue. Gross profit is equal to our net revenue less cost of revenue. Certain of our competitors and other retailers report cost of revenue differently than we do. As a result, the reporting of our gross profit and Gross Margin may not be comparable to other companies.

Net Debt

Net Debt is defined as total debt, which currently consists of the revolving line of credit, less cash and cash equivalents.  We consider Net Debt to be an important supplemental measure of our financial position, which allows us to analyze our leverage.

Total Orders Placed

We define Total Orders Placed as the number of customer orders placed across our platform during a particular period. An order is counted on the day the customer places the order. We do not adjust the number of Total Orders Placed for any cancellation or return that may have occurred subsequent to a customer placing an order. We consider Total Orders Placed as a key performance metric on the basis that it is directly related to our ability to attract and retain customers as well as drive purchase frequency. Total Orders Placed, together with AOV, is an indicator of the net revenue we expect to generate in a particular period.

LULU’S FASHION LOUNGE HOLDINGS, INC.

KEY OPERATING AND FINANCIAL METRICS

(Unaudited)

	Fiscal Quarters Ended		Fiscal Years Ended
	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)

	(In thousands, except Average Order Value and percentages)
Gross Margin	37.9%	39.1%	41.2%	41.7%
Net loss	$(31,875)	$(7,230)	$(55,286)	$(19,334)
Adjusted EBITDA	$(3,300)	$(1,976)	$(9,738)	$3,231
Adjusted EBITDA Margin	(5.0)%	(2.6)%	(3.1)%	0.9%
Average Order Value	$129	$136	$137	$133
Active Customers	2,620	2,830	2,620	2,830

Note: Refer to “Use of Non-GAAP Financial Measures and Other Operating Metrics” section above for definitions of these metrics.

LULU’S FASHION LOUNGE HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

A reconciliation to non-GAAP Net Debt from total debt as of December 29, 2024 and December 31, 2023 is as follows:

	As of
	December 29, 2024	December 31, 2023

	(In thousands)
Total debt (1)	$(13,090)	$(8,000)
Cash and cash equivalents	4,460	2,506
Net Debt	$(8,630)	$(5,494)
(1)	Consists of the revolving line of credit

A reconciliation to non-GAAP Adjusted EBITDA from net loss for the thirteen and fifty-two weeks ended December 29, 2024 and December 31, 2023 is as follows:

	Fiscal Quarters Ended		Fiscal Years Ended
	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023

	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)

	(In thousands, except percentages)
Net loss	$(31,875)	$(7,230)	$(55,286)	$(19,334)
Excluding:
Depreciation and amortization	1,378	1,273	5,480	4,819
Interest expense	313	337	1,271	1,728
Income tax provision (benefit)	(3,430)	(684)	2,333	(1,676)
Equity-based compensation expense (1)	1,940	4,328	8,090	17,694
Goodwill impairment	28,374	—	28,374	—
Adjusted EBITDA	$(3,300)	$(1,976)	$(9,738)	$3,231
Net loss margin	(48.2)%	(9.6)%	(17.5)%	(5.4)%
Adjusted EBITDA margin	(5.0)%	(2.6)%	(3.1)%	0.9%

(1)

The thirteen weeks ended December 29, 2024 include equity-based compensation expense for restricted stock units (“RSUs”), performance stock units (“PSUs”) and equity-based awards granted in prior periods, as well as forfeitures recognized in the current period. The fifty-two weeks ended December 29, 2024 include equity-based compensation expense for RSUs and PSUs granted during the period and prior periods, equity-based awards granted in prior periods, as well as forfeitures partially offset by accelerated vesting expense associated with the resignation of directors during the period.  The thirteen weeks ended December 31, 2023 include equity-based compensation expense for RSUs granted during the period, as well as equity-based awards granted in prior periods. The fifty-two weeks ended December 31, 2023 include equity-based compensation expense for PSUs and RSUs granted during the period, accelerated expense in the period associated with the voluntary forfeiture of stock options, and equity-based awards granted in prior periods.

A reconciliation to non-GAAP Free Cash Flow from net cash provided by (used in) operating activities for the thirteen and fifty-two weeks ended December 29, 2024 and December 31, 2023 is as follows:

	Fiscal Quarters Ended		Fiscal Years Ended
	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)
Net cash provided by (used in) operating activities	$(2,532)	$(5,679)	$2,601	$15,421
Capitalized software development costs	(430)	(505)	(1,574)	(2,055)
Purchases of property and equipment	(29)	(487)	(1,300)	(1,880)
Free Cash Flow	$(2,991)	$(6,671)	$(273)	$11,486

Contact

Abbygail Reyes

Vice President, Communications

investors@lulus.com